Exhibit 99.1

Houston American Energy Corp

801 Travis Suite 1425, Houston, Texas 77002
(713) 222-6966     Fax. (713) 222-6440

Houston American Energy Corp Announces Completion of Farmout in Colombia

Houston, Texas - June 24, 2009 - Houston American Energy Corp (Nasdaq: HUSA) today announced that it has finalized a Farmout Agreement with Shona Energy (Colombia) Limited (“Shona”) for the right to earn an undivided twelve and one half percent (12.5%) of the rights to the Serrania Contract for Exploration and Production (the “Serrania Contract”) which covers the Serrania Block (approximately 110,769 acres) located in the municipalities of Uribe and La Macarena in the Department of Meta in the Republic of Colombia.  The Serrania Contract was entered into between the National Hydrocarbon Agency (“ANH”) in Colombia and Shona on September 15, 2008.

Under the Farmout Agreement, Houston American has agreed to pay 25% of the Phase 1 Work Program of the Serrania Contract for which Houston American will receive a 12.5% interest in the Serrania Block.  The Phase 1 Work Program consists of completing a geochemical study, reprocessing existing 2-D seismic data, and the acquisition, processing and interpretation of a 2-D seismic program containing approximately 115.93 kilometers of data.  The Phase 1 Work Program is estimated to be completed by September 15, 2009.  Upon completion of the Phase 1 Work Program, Hupecol Operating, LLC will have the rights to acquire a fifty percent 50% participating interest in the Serrania Block, and will act as operator.  Houston American’s costs for the Phase 1 Work Program are estimated to total approximately $1,125,000 and will be funded from working capital on hand.

“We are very pleased to be able to participate in the Serrania Block and believe that the Contract area provides a significant growth opportunity for Houston American.  The Serrania Block is located just north of the Ombu Block, where a recent 100 million barrel discovery was made and announced by the Colombian Ministry of Energy.  We believe that the Contract provides very favorable fiscal terms, with a sliding scale royalty between 8% and 20% from 5,000 to 125,000 barrels per day of production.

In addition, we feel very fortunate to have partnered once again with Hupecol, and for the first time with Shona, which is managed by a very experienced group of individuals.  This Farmout Agreement also significantly expands our exposure in Colombia.” said John F. Terwilliger, CEO, Houston American Energy Corp.

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp is an independent energy company with interests in oil and natural gas wells and prospects. The company's business strategy includes a property mix of producing and non-producing assets with a focus on Texas, Louisiana and Colombia.

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including estimated costs of, and time to complete, the Phase 1 Work Program and potential production, revenues, reserves, growth or profitability Houston American may realize from the Serrania Contract. Those statements, and Houston American Energy Corp, are subject to a number of risks, including production variances from expectations, volatility of product prices, the capital expenditures required to fund its operations, environmental risks, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's documents and reports filed from time to time with the Securities and Exchange Commission, which reports are available from the company and the United States Securities and Exchange Commission.

For additional information, view the company's website at www.houstonamericanenergy.com or contact the Houston American Energy Corp at (713) 222-6966.